Exhibit 5.1

Davis Wright Tremaine LLP

ANCHORAGE   BELLEVUE   LOS ANGELES   NEW YORK   PORTLAND   SAN FRANCISCO   SEATTLE   SHANGHAI   WASHINGTON, D.C.

2600 CENTURY SQUARE	TEL (206) 622-3150
1501 FOURTH AVENUE	FAX (206) 628-7699
SEATTLE, WA 98101-1688	www.dwt.com

September 2, 2003

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, California 90703

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IMPCO Technologies, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission covering a public offering by certain selling stockholders of the Company of up 1,005,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the registration statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Wright Tremaine LLP